Exhibit 1

Fund List

Roundhill S&P Dividend Monarchs ETF

Roundhill Bitcoin Covered Call Strategy ETF

Roundhill S&P 500 0DTE Covered Call Strategy ETF

Roundhill N-100 0DTE Covered Call Strategy ETF

Roundhill Daily 2X Long Magnificent Seven ETF

Roundhill Daily Inverse Magnificent Seven ETF

Roundhill Daily 2X Inverse Magnificent Seven ETF

Roundhill GLP-1 & Weight Loss ETF